Exhibit 99.1

Asconi Announces That Its Periodic Public Reports for the Quarters Ended June 30, 2003 and September 30, 2003 Will Be

Restated; Company Cautions That Those Financial Statements and Certain Other Publicly Released Information Should Not

Be Relied Upon

Tuesday March 23, 12:28 pm ET

ORLANDO, Fla., March 23 /PRNewswire-FirstCall/ — Asconi Corporation (Amex: ACD - News), an Eastern European producer of wines and spirits, today announced that it will restate the results of its operations for the quarters ended March 31, June 30 and September 30, 2003, and that the previously issued interim financial statements for those periods should not be relied upon.

The restatement will change, among other things, the accounting for the Company’s issuance of ten million shares issued during 2003 to Constantian Jitaru and Anatolie Sirbu. The issuance of those shares was disclosed in the Company’s December 4, 2003 proxy statement. On March 5, 2004 Asconi received a letter from the U.S. Securities and Exchange Commission (SEC) containing the SEC Division of Corporation Finance staff’s comments relating the Company’s financial and non-financial disclosures contained in its Registration Statement on Form S-3 filed with the SEC on February 6, 2004, the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 and its proxy statement (Schedule 14A) filed December 4, 2003. The SEC staff inquired, among other things, into the Company’s accounting treatment of the share issuance. The March 5, 2004 SEC staff letter followed an informal inquiry from the SEC’s Denver regional office requesting voluntary production of documents relating to the Company’s accounting and financial policies, practices and procedures in 2001, 2002 and 2003, including accounting treatment of certain related-party transactions. An SEC investigation is ongoing.

The subject issuances previously were treated as if they were equity transactions. As the result of dialogues with the SEC staff subsequent to the receipt of the staff’s letters, and consultations with legal and accounting advisers, the Company has determined that the market value of the ten million shares of Common Stock issued during 2003 should have been charged against the Company’s income statement. The 2003 operating results reported to date do not reflect any such charge.

However, the Company has not yet determined which 2003 quarter should be charged, nor has it determined the dollar amount of the charge. Additionally, the Company is still in discussions with the SEC staff concerning whether the charge will be presented as an operating expense or in other expenses. The accounting for the share issuance will be based on the market value of the shares, and will reflect an expense and an offsetting increase in paid-in capital, as a result of which it is anticipated that this item of restatement will not substantially affect the reported stockholders’ equity.

The SEC staff’s March 5, 2004 letter also inquired about other accounting, presentation and disclosure issues in the Company’s December 31, 2001 and 2002 and interim 2003 financial statements. The Company, under the supervision of its Audit Committee, is inquiring into the concerns raised by the SEC staff in its correspondence to the Company. Due to the ongoing nature of this investigation, the Company is unable to assess definitively the impact such inquiry may have upon its prior public reports. Once the ongoing inquiry is completed and the results are finalized, the Company will restate its financial statements, as may be appropriate. The Company has not yet determined what changes, if any, may be required to the previously reported results of operations or financial position in response to those other inquiries. However, the Company does anticipate that, even if that assessment does not indicate a need to restate other items for material affects on the results of operations or financial condition, the previously issued financial statements will be revised to change certain presentations and clarify or amplify certain disclosures. The Company is hopeful that it will be able to publish its restated financial statements by April 14, 2004.

On October 6, 2003 the Company issued a press release containing its earnings guidance for the year ended December 31, 2003, which press release was filed with the SEC in a Current Report on Form 8-K. That guidance did not anticipate a charge to earnings for the issuance of the ten million shares as discussed above.

The Company urges the marketplace not to rely on the Company’s previously disclosed financial statements nor on any earnings guidance previously released by the Company with respect to the 2003 fiscal year until the publication of the restated financial statements by the Company.

About Asconi Corporation

Asconi Corporation (Amex: ACD - News) is one of the largest producers and distributors of wines and spirits in Eastern Europe. Asconi currently markets its products in seventeen countries worldwide and offers an extensive portfolio of over 350 items in fifty product lines. The Company is involved in wine and spirits production and distribution. For more information, please visit www.asconi.com.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

Source: Asconi Corporation